Exhibit (a)(5)(F)

Investor Contacts:

FOR TRINITY INDUSTRIES, INC.: James E. Perry Vice President, Finance and Treasurer Trinity Industries, Inc. 214/589-8412	FOR QUIXOTE CORPORATION: Daniel P. Gorey Chief Financial Officer Joan R. Riley Director of Investor Relations 312/467-6755

Investor Relations: Eric Boyriven/Alexandra Tramont 212/850-5600

FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Announces Commencement of Tender Offer
to Acquire Quixote Corporation

DALLAS — January 7, 2010 — Trinity Industries, Inc. (NYSE: TRN) today announced the commencement of a tender offer by its subsidiary, THP Merger Co., for all outstanding shares of common stock of Quixote Corporation (NASDAQ: QUIX) for $6.38 per share (including the associated preferred stock purchase rights), net to the seller in cash, without interest. The tender offer is being made pursuant to an Offer to Purchase, dated January 7, 2010, and in connection with the Agreement and Plan of Merger, dated December 30, 2009, by and among Trinity Industries, Inc., THP Merger Co., a wholly-owned subsidiary of Trinity, and Quixote Corporation, which Trinity Industries, Inc. and Quixote Corporation publicly announced on December 30, 2009.

The tender offer is scheduled to expire at 12:00 midnight, New York City time, on Thursday, February 4, 2010, unless the tender offer is extended. Following the completion of the tender offer and, if required, receipt of approval by Quixote Corporation stockholders, Trinity Industries, Inc. expects to consummate a merger in which remaining Quixote Corporation stockholders will receive the same $6.38 cash price per share, without interest, as paid in the tender offer. The tender offer and merger are subject to customary closing conditions, including the acquisition by THP Merger Co. of at least 60% of Quixote Corporation’s issued and outstanding shares on a fully-diluted basis in the tender offer.

The Depositary for the tender offer is BNY Mellon Shareowner Services. The Dealer Manager for the tender offer is BofA Merrill Lynch. The Information Agent for the tender offer is D.F. King & Co., Inc.

Trinity Industries, Inc., headquartered in Dallas, Texas, is a multi-industry company that owns a variety of market-leading businesses which provide products and services to the industrial, energy, transportation, and construction sectors. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.

Quixote Corporation, headquartered in Chicago, Illinois (www.quixotecorp.com), through its wholly-owned subsidiary, Quixote Transportation Safety, Inc., is a leading manufacturer of energy-absorbing highway crash cushions, truck-mounted attenuators, bridge anti-icing systems, flexible post delineators and other transportation safety products.

Special Note:

Additional Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made pursuant to a Tender Offer Statement and related materials.

Quixote Corporation stockholders are advised to read the Tender Offer Statement and related materials, to be filed by Trinity Industries, Inc. with the SEC. The Tender Offer Statement on Schedule TO (including the Offer to Purchase, letter of transmittal and related tender offer documents) to be filed by Trinity Industries, Inc. with the SEC and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by Quixote Corporation with the SEC contain important information which should be read carefully before any decision is made with respect to the tender offer. The Tender Offer Statement will be mailed to all Quixote Corporation stockholders of record.

The Tender Offer Statement and related materials may be obtained at no charge by directing a request by mail to D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005, or by calling toll-free at (800) 290-6427, and may also be obtained at no charge at the website maintained by the SEC at http://www.sec.gov.

This press release contains forward-looking statements. Forward-looking statements are statements that are not historical facts. These statements include product development, product potential projections and estimates and their underlying assumptions, statements regarding plans, objectives, intentions and expectations with respect to future events, operations, products and services, and statements regarding future performance. Forward-looking statements are generally identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans” and similar expressions. Although the management of Trinity Industries, Inc. and Quixote Corporation believe that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of either Trinity Industries, Inc. or Quixote Corporation, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include among other things, the uncertainties inherent in market conditions and product development as well as those discussed or identified in the public filings with the SEC made by Trinity Industries, Inc. and Quixote Corporation, including those listed under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in Trinity Industries, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008 and in Quixote Corporation’s Annual Report on Form 10-K for the year ended June 30, 2009. Other than as required by applicable law, Trinity Industries, Inc. and Quixote Corporation do not undertake any obligation to update or revise any forward-looking information or statements.

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